Exhibit 23
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Boise Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-158737, 333-150563, and 333-182890) on Form S-8 of Boise Inc. and the registration statements (Nos. 333-166390, 333-157881, and 333-155595) on Form S-3 of Boise Inc. of our reports dated February 26, 2013, with respect to the consolidated balance sheets of Boise Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, and with respect to the consolidated balance sheets of BZ Intermediate Holdings LLC and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, capital, and cash flows for each of the years in the three-year period ended December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of Boise Inc. and BZ Intermediate Holdings LLC.

/s/ KPMG LLP

Boise, Idaho
February 26, 2013